Exhibit 99(j)

Exhibit (j) Consent of Deloitte & Touch LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-127721 of Utopia Funds on Form N-1A of our report dated November 20, 2006 appearing in the Annual Report of Utopia Funds for the year ended September 30, 2006, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Chicago, Illinois
January 23, 2007